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                                                                 EXHIBIT (23)(d)



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32229 and No. 333-58686) pertaining to the CMS Energy Corporation Performance Incentive Stock Plan and Executive Stock Option Plan, respectively, (Form S-8 No. 333-76347) pertaining to the Employee Savings and Incentive Plan of Consumers Energy Company, in the Registration Statements (Form S-3 No. 333-51932, No. 333-52560, No. 333-27849, No. 333-37241, No. 333-74958,
No. 333-45556 and Form S-4 No. 33-60007) of CMS Energy Corporation of our report dated June 27, 2004 relating to the financial statements of Emirates CMS Power Company PJSC which appears in the CMS Energy Corporation Annual Report (Form 10-K/A-1) for the year ended December 31, 2003.


                                                    /s/ ERNST & YOUNG

Abu Dhabi, United Arab Emirates
July 21, 2004